Exhibit 99.2

FOR IMMEDIATE RELEASE

VOXX International Corporation Announces Appointments of Ari Shalam

and Beat Kahli to Co-Vice Chairman of VOXX Board of Directors

ORLANDO, FL. – July 19, 2022 — VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced the appointments of Ari Shalam and Beat Kahli as Co-Vice Chairman of the VOXX Board of Directors.

“It is with great pleasure that I announce the appointments of both Ari and Beat as Co-Vice Chairs of our Board of Directors,” stated John Shalam, Founder and Chairman of the Board of VOXX International Corporation. “The contributions they have both made as Directors have been significant and they are highly deserving of this role. I am confident that they will continue to collaborate with the Board and our leadership team to help expand our business and create long-lasting value for all stakeholders. The Shalam family and Beat, as the two largest owners of VOXX, are very much aligned with shareholders and are committed to our joint success.”

Ari Shalam has over 20 years of experience in the real estate investment business in sourcing, financing, and acquiring, developing, and managing commercial, retail, industrial and residential properties. He currently serves as Managing Partner of RWN Real Estate Partners LLC, a NYC-based real estate private equity investment platform he founded in 2011. Previously, he served as President and CEO of Enterprise Asset Management, Inc.; Senior Partner and Director of Acquisitions for Taconic Investment Partners; and Director of Acquisitions for the Kaufman Organization. He was appointed to the VOXX Board in 2011, and previously, held leadership positions with the Company, with his last position as VP for Strategic Planning in 2000. Mr. Shalam is a member of the Advisory Board of the Institute of Urban Research at the University of Pennsylvania where he is also the professor of Real Estate Entrepreneurship at the Wharton School, teaching every fall semester. He is a former trustee for the Trinity School in New York City and a former member of the board of directors of Good+ Foundation, a not-for-profit entity. Mr. Shalam received his BS-Economics from the Wharton School of the University of Pennsylvania and his MBA from the Harvard Business School.

“VOXX has been part of our family for over 60 years and I have seen firsthand, the unwavering commitment of my father and the thousands of employees across the world to make VOXX what it is today,” stated Ari Shalam, Co-Vice Chairman. “Throughout our history, we have grown across a number of industries, forming strong partnerships that have served us well. We have also transformed as the world has evolved and will continue to do so as we look to create meaningful value and continue the VOXX legacy. I am honored to take on the role as Co-Vice Chairman with Beat, as we share the same vision and commitment to VOXX and its shareholders.”

Beat Kahli is a seasoned entrepreneur with decades of experience investing in and building successful businesses, with a focus on real estate and related businesses. He currently serves as the founder and CEO of Avalon Park Group, a diversified group of companies based in Orlando (U.S.) and Zurich (Switzerland). He also serves as the CEO and as a member of the Board of Directors of sitEX Properties Holding AG, an owner managed real estate company, and as a Managing Member of GalvanEyes LLC, a distribution partner of the EyeLock, LLC. Mr. Kahli currently serves on the board of directors of Advent Health Orlando, one of the largest non-profit health systems in the U.S., and previously served on the boards of many community not-for-profit organizations, including the Red Cross of Florida, the Central Florida YMCA, the University of Central Florida’s Health and Public Affairs and the Florida Hospital Orlando.

“I began investing in VOXX a few years ago as I saw a Company with tremendous brands, customers and leadership. My initial assessment has only been strengthened and I continue to be impressed with the team and their vision,” stated Beat Kahli, Co-Vice Chairman. “VOXX has tremendous assets and value that I do not believe is reflected in the share price. That is why I continue to increase my position as I strongly believe in the Company’s potential. I will continue to work with the Board and VOXX team, leveraging my experiences, expertise and relationships, to help the Company execute its plans, expand its presence, and generate value for shareholders.”

As reported in the Company’s DEF14A (“Proxy”) on file with the Securities and Exchange Commission (“SEC”), as of June 2, 2022, the Shalam family held approximately 1.93 million shares of the Company’s Class A Common Stock, representing approximately 9% of the Company’s Class A Common Stock and 2.14 million shares of the Company’s Class B Common Stock, representing 100% of the Company’s Class B Common Stock, with 10 for 1 voting rights. As of July 18, 2022 and reported in the most recent SC 13D/A filing with the SEC, Beat Kahli, through various investing entities, owned approximately 5.35 million shares of the Company’s Class A Common Stock, representing 24.7% of the Company’s Class A Common Stock. Collectively, this represents approximately 33.7% of the Company’s Class A Common Stock.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of approximately 35 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the: risk factors described in the Company's annual report on Form 10-K for the fiscal year ended February 28, 2022, and other filings made by the Company from time to time with the SEC.

The factors described in such SEC filings include, without limitation: the impact of the COVID-19 outbreak on the Company's results of operations, global supply shortages and logistics costs and delays; cybersecurity risks; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic, the War in the Ukraine and any worsening of the global business and economic environment as a result. The Company assumes no obligation and does not intend to update these forward-looking statements.

Investor Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Email: gwiener@GWCco.com